Exhibit 99.1

FOR IMMEDIATE RELEASE

July 20, 2017

CenterState Banks, Inc.

Announces Appointment of David G. Salyers to its Board of Directors

WINTER HAVEN, FL. – July 20, 2017 - CenterState Banks, Inc. (NASDAQ: CSFL) (“CenterState”) announced today that it has appointed David G. Salyers to the Board of Directors of CenterState and of its subsidiary bank, CenterState Bank, N.A.  Mr. Salyers has spent his entire 36 year career with Chick-fil-A, Inc., the Atlanta based fast food restaurant chain with over 2,100 locations in 46 states and Washington D.C and is currently head of Brand Activation Marketing for the company.  Among his many community activities, Mr. Salyers is on the board of directors for Re-Think, a non-profit organization behind the Orange Conference, dedicated to character development in children, and the board for Growing Leaders Foundation, an organization dedicated to developing the next generation of leaders.  He also is on the board of trustees for the Chick-Fil-A Peach Bowl and the board of the Atlanta Sports Council.  He is author of the book “Remarkable!” on company culture and is a frequent motivational speaker.  Mr. Salyers graduated from the University of Georgia and Harvard Business School (AMP 166).

“We are excited to have David join our Board,” said John Corbett, President and Chief Executive Officer of CenterState.  “Through a Board evaluation process, we concluded we needed a Board member, such as David, who is experienced in operating a national service-oriented business but also has a heart for leadership development.  We have studied Chick-fil-A’s culture for a long time, and believe David will enhance our Board as we continue to grow into a larger community bank.”

“I am very pleased to be joining the CenterState Board,” added David.  “The Bank’s culture is similar to that of Chick-fil-A and I look forward to contributing to the Company as it continues to grow in a thoughtful and customer-centric manner.”

CenterState, headquartered in Winter Haven, Florida between Orlando and Tampa, is the holding company for CenterState Bank, N.A., which provides traditional deposit and lending products and services to its commercial and retail customers through 78 branch banking offices located in 28 counties throughout Florida. The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.